Exhibit 99.1

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Third Quarter Sales Remain Strong during Difficult Weather

Ankeny, IA, March 10, 2014 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $0.38 for the third quarter of fiscal 2014 ended January 31, 2014, compared to $0.40 for the same quarter a year ago. Year to date, diluted earnings per share were $2.87 compared to $2.26 a year ago. “Third quarter sales were strong throughout all of our categories despite challenging weather during the quarter,” stated Chairman and CEO Robert J. Myers. “Our same-store fuel sales are exceeding industry-wide trends and gross profit from inside the store was up over 11% for both the quarter and year.”

Gasoline – The goal for fiscal 2014 is to increase same-store gallons sold 1.5% with an average margin of 15 cents per gallon. For the third quarter, same-store gallons sold were up 3.8% with an average margin of 14.4 cents per gallon. The Company sold 12.2 million renewable fuel credits for $3.4 million in the quarter. “The fuel saver program is in its second year and continues to significantly impact our fuel sales,” said Myers. “Fuel margins dipped below goal in the third quarter due to a less volatile wholesale cost environment as well as the seasonal decline we usually experience this time of year.” Total gallons sold for the year were up 9.1% with an average margin of 17.8 cents per gallon. Year to date, same-store gallons were up 3.7%.

Grocery and Other Merchandise – The Company’s annual goal is to increase same-store sales 5% with an average margin of 32.3%. For the quarter, same-store sales were up 6.5% with an average margin of 31.1%. “Sales were strong throughout the entire grocery and other merchandise category during the third quarter,” said Myers. “Beer and beverages are performing especially well due predominately to our increased cooler capacity in our newer store designs.” For the nine months ended January 31, 2014, same-store sales were up 7.5% with an average margin of 32.1%. Total sales for the year were up 11.7% and gross profit increased 9% to $386.5 million.

Prepared Food and Fountain – Casey’s annual goal is to increase same-store sales 9% with an average margin of 62%. For the third quarter, same-store sales were up 10.7% with an average margin of 60.8%. “In addition to the operating initiatives such as 24-hour expansion, pizza delivery, and major remodels contributing to sales, we also experienced strong prepared food sales in our unchanged group of stores,” said Myers. “Our margin benefited from a favorable product mix shift, as pizza sales increased as a percentage of the total category. This offset higher input costs of meat, cheese and supplies when compared to prior year’s third quarter.” Total sales for the category were up 16.4% year to date, and gross profit increased 15.1% to $305.1 million.

Operating Expenses – Year to date, operating expenses increased 13.7% to $647.2 million. For the third quarter, operating expenses were up 13.1%. “The majority of the operating expense increase for both the quarter and year was due to new, acquired, and replaced stores, along with the various operating initiatives that have been rolled out to existing stores,” stated Myers. “Included in the results was approximately $1.6 million combined for additional snow removal and a loss from a store that was destroyed by a fire.”

Expansion – The annual goal is to build or acquire 70 to 105 (4-6%) stores and replace 20 existing locations. Through the first nine months, the Company has built 26 new stores and acquired an additional 24. The Company also completed 19 replacement stores as well as 25 major remodels. “Casey’s recently announced it signed a purchase agreement to acquire 24 Stop-n-Go stores located in North Dakota and Minnesota,” said Myers. “Although this transaction is expected to close in the next fiscal year, we believe it is indicative of an active acquisition environment right now, and we are excited about the opportunities to build and buy new stores.” The Company currently has 25 new stores and 15 replacement stores under construction, as well as 32 stores under contract to acquire, including the Stop-n-Go chain. The Company also has 43 new sites and 33 replacement sites under contract to purchase.

Dividend – At its March meeting, the Board of Directors declared a quarterly dividend of $0.18 per share. The dividend is payable May 15th, 2014 to shareholders of record on May 1st, 2014.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2014	2013	2014	2013
Total revenue	$1,790,055	$1,662,365	$5,920,689	$5,442,311
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,510,182	1,412,679	4,973,005	4,626,338

Gross profit	279,873	249,686	947,684	815,973
Operating expenses	214,671	189,872	647,174	569,311
Depreciation and amortization	32,687	28,229	95,604	81,913
Interest, net	9,947	8,764	29,151	26,305

Income before income taxes	22,568	22,821	175,755	138,444
Federal and state income taxes	7,899	7,358	64,057	51,091

Net Income	$14,669	$15,463	$111,698	$87,353

Net income per common share
Basic	$0.38	$0.40	$2.91	$2.28

Diluted	$0.38	$0.40	$2.87	$2.26

Basic weighted average shares	38,482,970	38,317,140	38,443,816	38,282,196
Plus effect of stock compensation	444,061	304,948	418,025	331,934

Diluted weighted average shares	38,927,031	38,622,088	38,861,841	38,614,130

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2014	April 30, 2013
Assets
Current assets
Cash and cash equivalents	$102,160	$41,271
Receivables	25,067	20,900
Inventories	190,839	189,514
Prepaid expenses	2,092	1,396
Deferred income taxes	12,096	9,916
Income tax receivable	13,403	9,820

Total current assets	345,657	272,817

Other assets, net of amortization	15,453	14,485
Goodwill	120,081	114,791
Property and equipment, net of accumulated depreciation of $1,029,303 at
January 31, 2014, and of $952,286 at April 30, 2013	1,745,011	1,581,925

Total assets	$2,226,202	$1,984,018

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$59,100
Current maturities of long-term debt	8,177	15,810
Accounts payable	201,812	232,913
Accrued expenses	109,568	89,925

Total current liabilities	319,557	397,748

Long-term debt, net of current maturities	853,739	653,081
Deferred income taxes	309,918	293,708
Deferred compensation	16,440	15,787
Other long-term liabilities	24,795	21,399

Total liabilities	1,524,449	1,381,723

Total shareholders’ equity	701,753	602,295

Total liabilities and shareholders’ equity	$2,226,202	$1,984,018

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Amounts in thousands)

Three months ended 01/31/14	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,255,774	$364,846	$158,200	$11,235	$1,790,055
Gross profit	$59,075	$113,429	$96,147	$11,222	$279,873
Margin	4.7%	31.1%	60.8%	99.9%	15.6%

Gasoline gallons	411,389

Three months ended 01/31/13
Sales	$1,185,640	$329,657	$137,033	$10,035	$1,662,365
Gross profit	$52,002	$104,660	$83,011	$10,013	$249,686
Margin	4.4%	31.7%	60.6%	99.8%	15.0%

Gasoline gallons	376,809

Sales and Gross Profit by Product (Amounts in thousands)

Nine months ended 1/31/14	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$4,187,629	$1,204,983	$496,199	$31,878	$5,920,689
Gross profit	$224,224	$386,548	$305,072	$31,840	$947,684
Margin	5.4%	32.1%	61.5%	99.9%	16.0%

Gasoline gallons	1,261,833

Nine months ended 1/31/13
Sales	$3,909,787	$1,078,448	$426,282	$27,794	$5,442,311
Gross profit	$168,431	$354,700	$265,091	$27,751	$815,973
Margin	4.3%	32.9%	62.2%	99.8%	15.0%

Gasoline gallons	1,157,077

Gasoline Gallons
Same-store Sales Growth
	Q1	Q2	Q3	Q4	FY
F2014	3.2%	4.2%	3.8%		3.7%
F2013	-0.2	-0.4	0.6	1.0%	0.1
F2012	-2.7	-2.9	-2.4	2.5	-1.5

Grocery & Other Merchandise Same-store Sales Growth
	Q1	Q2	Q3	Q4	FY
F2014	6.1%	10.2%	6.5%		7.5%
F2013	2.6	-0.7	3.2	-0.2%	0.8
F2012	6.2	5.8	6.3	8.5	6.7

Prepared Food & Fountain Same-store Sales Growth
	Q1	Q2	Q3	Q4	FY
F2014	11.9%	12.3%	10.7%		11.7%
F2013	10.6	10.1	11.6	4.4%	8.6
F2012	15.3	14.2	12.6	16.8	14.3

Gasoline Margin
(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	FY
F2014	22.1 ¢	16.7 ¢	14.4 ¢		17.8 ¢
F2013	14.9	14.9	13.8	17.0 ¢	15.2
F2012	17.2	16.7	13.6	13.7	15.3

Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	FY
F2014	32.7%	32.3%	31.1%		32.1%
F2013	33.4	33.4	31.7	31.7%	32.6
F2012	32.5	32.5	31.8	33.0	32.5

Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	FY
F2014	61.8%	61.8%	60.8%		61.5%
F2013	63.5	62.5	60.6	60.5%	61.8
F2012	61.2	59.5	61.2	60.8	60.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 11, 2014. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.